Exhibit 23.1

INDEPENDENT AUDITOR'S CONSENT

We hereby consent to the incorporation by reference in these Registration Statements on Form S-3 (Registration numbers 333-211178, 333-183355, 333-211924 and 333-214531), as well as in the Registration Statements on Form S-8 (Registration numbers 333-181165, 333-191418, and 333-210281) of Preferred Apartment Communities, Inc. of our reports dated November 18, 2016 relating to the Statement of Revenues and Certain Expenses for the year ended December 31, 2015 of Iris Crosstown Apartments, LLC, and the Statement of Revenues and Certain Expenses for the year ended December 31, 2015 of Newport Overton, LLC, both of which appear in the Current Report on Form 8-K of Preferred Apartment Communities, Inc. filed with the Securities and Exchange Commission on November 18, 2016. We also consent to the reference to us under the heading "Experts" in such Registration Statements.

/s/ Moore, Colson & Company, P.C.
Marietta, GA
November 18, 2016